As filed with the Securities and Exchange Commission on May 4, 1999.
                                                    Registration  No. 333-______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                         SYKES ENTERPRISES, INCORPORATED
             (Exact name of registrant as specified in its charter)

       Florida                                                   56-1383460
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                       100 North Tampa Street, Suite 2700
                 Tampa, Florida 33602, Telephone (813) 274-1000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------

                                Scott J. Bendert
     Senior Vice President - Finance, Treasurer, and Chief Financial Officer
                         Sykes Enterprises, Incorporated
    100 North Tampa Street, Suite 2700, Tampa, Florida 33602, (813) 274-1000
                    (Name, address, including zip code, and
                    telephone number, of agent for service)
                            -------------------------

                                 With a copy to:
                             Martin A. Traber, Esq.
                                 Foley & Lardner
                       100 North Tampa Street, Suite 2700
                              Tampa, Florida 33602
                                 (813) 274-1000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                                                         CALCULATION OF REGISTRATION FEE

     Title of Shares             Amount to be       Proposed Maximum Offering     Proposed Maximum Aggregate          Amount of
    to be registered              Registered            Price Per Share(1)            Offering Price (1)           Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value        983,332                 $22.15625                     $21,786,950                 $6,056.78


(1) Calculated pursuant to Rule 457(c). The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on $22.15625, the average of the high and low sale prices on May 3, 1999, of the Common Stock as reported on the Nasdaq National Market.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                                 983,332 Shares

                         SYKES ENTERPRISES, INCORPORATED


                                  Common Stock

                             -----------------------

         The selling shareholders identified in this prospectus are offering 983,332 shares. Sykes will not receive any of the proceeds of the sale of shares by the selling shareholders.


                             -----------------------


         Sykes' common stock is traded on the Nasdaq National Market under the Symbol "SYKE." On May 3, 1999, the last reported sale price for the common stock on the Nasdaq National Market was $21.75 per share.


                             -----------------------


                  Investing in the common stock involves risks.
                     See "Risk Factors" beginning on page 3.


                             -----------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                             -----------------------


                       Prospectus dated ____________, 1999

                                      SYKES

         We are a global leader in providing vertically integrated technology-based solutions through an integrated strategy combining our information technology ("IT") services with an emerging global e-commerce platform. We continue to leverage our position as a leading provider of information technology services by assisting our clients in capitalizing on the growth of e-commerce over the Internet. Our e-commerce service platform enables us to comprehensively continue to expand by serving as a single-source provider of Internet-based technology solutions throughout the life cycle of a customer's e-commerce needs. Through our 29 IT call centers and other offices and e-commerce distribution centers located in the United States, Canada, Europe, Africa, and The Philippines, we provide services to leading computer hardware and software companies by providing technical support to end users of their products and to major companies by providing corporate help desk and additional business services. Through SHPS, Incorporated, a wholly-owned subsidiary, we also provide on-line clinical managed care services, medical protocol products, and employee benefit administration and support services. The integration of our existing technology services with our emerging global e-commerce platform enables our customers to take full advantage of increasing customer loyalty, business expansion and effectiveness, all while lowering their total costs. Sykes' customers include Adobe Systems, Apple Computer, Compaq, Compuserve, Gateway, Hewlett Packard, IBM, Intel, Microsoft, and Motorola.

         We have built 11 of our 14 domestic IT call centers. Each of these IT call centers, and an additional IT call center currently under construction, is a stand-alone facility modeled after the same prototype, which enables us to construct new IT call centers rapidly and cost effectively. Our strategy of locating domestic IT call centers in smaller communities, typically near a college or university, has enabled us to benefit from a relatively lower cost structure and a technically proficient, stable work force.

         SHPS, a wholly-owned subsidiary of Sykes, is a single-source provider of care management services and employee benefits administration services through technology solutions and call center-based operations. SHPS' customers include large corporations, healthcare providers, payors, and insurance companies. SHPS' care management services are designed to enhance the quality of an individual's overall healthcare by carefully evaluating clinically-based solutions to help patients, physicians, and healthcare providers and payors select appropriate and efficient medical treatment while providing the opportunity to reduce overall medical expenditures. SHPS' employee benefits administration services enable customers to outsource the administration of their employee benefit programs.

         We believe that our ability to work in partnership with our customers during the life cycle of their information technology products gives us a competitive advantage to become a preferred provider of outsourced IT services to our customers. These life-cycle services, integrated with our e-commerce service platform, include software design, integration, and implementation, technical documentation, electronic and physical product distribution, foreign language translation, end-user technical product support, and our comprehensive suite of e-commerce services.

         We believe that outsourcing by information technology companies and companies with information technology needs will continue to grow as businesses focus on their core competencies rather than nonrevenue producing activities. Additionally, rapid technological changes, significant growth in conducting business over the Internet, continual capital requirements for state-of-the-art technology, and the need to integrate and update complex information technology systems spanning multiple generations of hardware and software components make it increasingly difficult for businesses to maintain cost-effective, quality information technology services in-house. Our strategy includes the following key elements:

         * Continue the significant growth of our support service revenues through additional IT call centers on a global basis;

         * Rapidly expand our e-commerce service platform revenues by serving as a single-source provider of solutions throughout the life cycle of a customer's e-commerce needs;

         * Market our array of services to existing customers to position Sykes as a preferred vendor;

         * Establish a competitive advantage through our sophisticated technological capabilities; and

         *   Further penetration into vertically integrated markets; and

         * Expand our global presence through strategic alliances and selective acquisitions.

         We were founded in 1977 in North Carolina and moved our headquarters to Florida in 1993. In March 1996, we changed our state of incorporation from North Carolina to Florida. Our headquarters are located at 100 North Tampa Street, Suite 3900, Tampa, Florida 33602, and our phone number is (813) 274-1000.

                                  RISK FACTORS

         An investment in the common stock involves certain risks. Before investing in the shares, you should carefully consider the risks described below and the other information included in or incorporated by reference into this prospectus. The risks and uncertainties described below are not the only ones facing Sykes. Additional risks and uncertainties not currently known to us or that we currently do not believe are material also may affect us. If any of these risks actually occur, our business, financial condition, and results of operation could be harmed. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

         This prospectus and documents incorporated by reference into this prospectus contain forward-looking statements that involve risks and uncertainties. The words "intend," "anticipate," "believe," "seeks," "estimate," "plan," and "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are not guaranties of future performance and are subject to a number of risks and uncertainties, including those discussed below and elsewhere in this prospectus and the documents incorporated by reference into this prospectus. Our actual results could differ materially from those forward-looking statements.

Potential Difficulties in Integrating Recent Acquisitions and Identifying, Consummating and Integrating Future Acquisitions

         Sykes has completed nine acquisitions since January 1, 1997, with three acquisitions completed during 1998. In addition, a key element of Sykes' strategy it to expand its customer base through strategic alliances and selective acquisitions. To date, Sykes has not experienced significant unforeseen difficulties in integrating any of these acquisitions. Nevertheless, each of these acquisitions has resulted in a diversion of management's attention to the integration of the acquired business. There can be no assurance that Sykes will be able to successfully integrate the operations and management of recent acquisitions and future acquisitions.

         Acquisitions involve significant risks that could have a material adverse effect on Sykes. These risks generally apply to any company that recently has completed acquisitions and include the following:

         * the diversion of management's attention to the integration of the businesses to be acquired;

         * the risk that the acquired businesses will fail to maintain the quality of services that Sykes has historically provided;

         * the need to implement financial and other systems and add manage-ment resources;

         * the risk that key employees of the acquired business will leave after the acquisition;

         *   potential liabilities of the acquired business;

         *   unforeseen difficulties in the acquired operations;

         *   adverse short-term effects on Sykes' operating results;

         * lack of success in assimilating or integrating the operations of acquired businesses with those of Sykes;

         * the dilutive effect of the issuance of additional equity securities;

         *   the incurrence of additional debt; and

         * the amortization of goodwill and other intangible assets involved in any acquisitions that are accounted for using the purchase method of accounting.

         Sykes future growth may depend to some extent on its ability to successfully complete strategic acquisitions to expand or complement its existing operations. Therefore, Sykes intends to continue to pursue acquisitions. Sykes may not be able to identify, consummate, or successfully integrate future acquisitions.

         Thus, Sykes might not be able to successfully implement its acquisition strategy. Furthermore, there can be no assurance acquired entities will achieve levels of revenue and profitability or otherwise perform as expected, or be consummated on acceptable terms to enhance shareholder value. Sykes continues to monitor acquisition opportunities.

Growth Places Significant Demand on Sykes' Management and Other Resources

         Sykes has rapidly expanded its operations since it began providing information technology support services through its IT call centers in 1994 and anticipates continued growth to be driven by industry trends toward outsourcing of such services. There can not be any assurance that Sykes will be able to effectively manage its expanding operations or maintain its profitability. This growth has placed, and is expected to continue to place, significant demands on Sykes' management, information and processing systems, and internal controls. These resources could be further strained from the opening of new IT call centers and the necessity to successfully attract and retain qualified management personnel to manage the growth and operations of Sykes' business to meet such demands. Sykes intends to continue to hire new employees and develop further its financial and managerial controls and reporting systems and procedures to accommodate any future growth. Failure to expand any of the areas mentioned in an efficient manner could have a material adverse effect on Sykes' business, financial condition, and results of operation.

Rapid Technological Change

         The market for information technology services is characterized by rapid technological advances, frequent new product introductions and enhancements, and changes in customer requirements. Sykes' future success will depend in large part on its ability to service new products, platforms, and rapidly changing technology. These factors will require Sykes to provide adequately trained personnel to address the increasingly sophisticated, complex and evolving needs of its customers. In addition, Sykes ability to capitalize on its acquisitions will depend on its ability to continually enhance software and services and adapt such software to new hardware and operating system requirements. Any failure by Sykes to anticipate or respond rapidly to technological advances, new products and enhancements, or changes in customer requirements could have a material adverse effect on Sykes' business, financial condition and results of operations.

Dependence on Key Customers

         Sykes derives a substantial portion of its revenues from a few clients. Sykes' largest ten customers accounted for approximately 42%, 40%, and 41% of its consolidated revenue for the years ended December 31, 1996, 1997, and 1998, respectively. Revenue from a single customer comprised 12% and 10% of Sykes' consolidated revenues for the years ended December 31, 1996 and 1997, respectively. No single customer accounted for 10% of revenues for the year ended December 31, 1998. Sykes' loss of, or the failure to retain a significant amount of business with, any of its key customers could have a material adverse effect on Sykes' business, financial condition and results of operations. Generally, Sykes' contracts with its customers are cancelable by the customer at any time or on short-term notice, and customers may unilaterally reduce their use of Sykes' services under such contracts without penalty. Thus, Sykes' contracts with its customers do not ensure that Sykes will generate a minimum level of revenues.

Inability to Attract and Retain Experienced Personnel May Adversely Impact Sykes' Business

         Sykes' business is labor intensive and places significant importance on its ability to recruit, train, and retain qualified technical and professional personnel. Sykes generally experiences high turnover of its personnel and is continuously required to recruit and train replacement personnel as a result of a changing and expanding work force. Additionally, demand for qualified professionals conversant with certain technologies is intense and may outstrip supply as new and additional skills are required to keep pace with evolving computer technology. Sykes' ability to locate and train employees is critical to Sykes' ability to achieve its growth objective. Sykes' inability to attract and retain qualified personnel or an increase in wages or other costs of attracting, training, or retaining qualified personnel could have a material adverse effect on Sykes' business, financial condition and results of operations.

Reliance on Technology and Computer Systems

         Sykes has invested significantly in sophisticated and specialized telecommunications and computer technology and has focused on the application of this technology to meet its clients' needs. Sykes anticipates that it will be necessary to continue to invest in and develop new and enhanced technology on a timely basis to maintain its competitiveness. Significant capital expenditures may be required to keep Sykes' technology up-to-date. There can be no assurance that any of Sykes' information systems will be adequate to meet its future needs or that Sykes will be able to incorporate new technology to enhance and develop its existing services. Moreover, investments in technology, including future investments in upgrades and enhancements to software, may not necessarily maintain Sykes' competitiveness. Sykes' future success will also depend in part on its ability to anticipate and develop information technology solutions which keep pace with evolving industry standards and changing client demands.

Year 2000 Risks

         Date sensitive computer applications that currently record years in two-digit, rather than four-digit, format may be unable to properly categorize and process dates occurring after December 31, 1999. This is known as the "Year 2000 Problem." To the extent Sykes' software applications contain source codes that are unable to appropriately interpret the calendar year 2000, some level of modification or even possibly replacement of such applications may be necessary. Sykes has made a preliminary determination that it should not incur significant costs to make its software programs and operating systems Year 2000 compliant. If Year 2000 related failures were to occur in Sykes' computer and operating systems, however, Sykes could incur significant, unanticipated liabilities and expenses.

         Sykes has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. In the event any third parties cannot timely provide the Company with contents, products, services or systems that are Year 2000 compliant, Sykes' services could be materially adversely affected.

         Although Sykes expects its systems to be Year 2000 compliant on or before December 31, 1999, it cannot predict the outcome or the success of its efforts to become Year 2000 compliant, or that third party systems are or will be Year 2000 compliant, or that the costs required to address the Year 2000 problem, or that the impact of a failure to achieve substantial Year 2000 compliance, will not have a material adverse effect on the Company's business, financial condition or results of operations.

Dependence on Trend Toward Outsourcing

         Sykes' business and growth depend in large part on the industry trend toward outsourcing information technology services. Outsourcing means that a company contract with a third-party, such as Sykes, to provide support services rather than perform such services in house. There can be no assurance that this trend will continue, as organizations may elect to perform such services themselves. A significant change in this trend could have a material adverse effect on Sykes' business, financial condition and results of operations. Additionally, there can be no assurance that Sykes' cross-selling efforts will cause its customers to purchase additional services from Sykes or adopt a single-source outsourcing approach.

Risk of Emergency Interruption of IT Call Center Operations

         Sykes' operations are dependent upon its ability to protect its IT call centers and its information databases against damages that may be caused by fire and other disasters, power failure, telecommunications failures, unauthorized intrusion, computer viruses and other emergencies. The temporary or permanent loss of such systems could have a material adverse effect on Sykes' business, financial condition, and results of operations.

         Sykes has taken precautions to protect itself and its customers from events that could interrupt delivery of its services. These precautions include off-site storage of backup data, fire protection and physical security systems, rerouting of telephone calls to one or more of its other IT call centers in the event of an emergency, backup power generators and a disaster recovery plan. Sykes also maintains business interruption insurance in amounts it considers adequate. Notwithstanding such precautions, there can be no assurance that a fire, natural disaster, human error, equipment malfunction or inadequacy, or other event would not result in a prolonged interruption in Sykes' ability to provide support services to its customers. Such an event could have a material adverse effect on Sykes' business, financial condition and results of operations.

Risks Associated with International Operations and Expansion

         At December 31, 1998, Sykes' international operations were conducted from twelve IT call centers located in Sweden, The Netherlands, France, Germany, South Africa, Scotland, Ireland, and The Philippines. Revenues from foreign operations for the years ended December 31, 1996, 1997, and 1998, were 38.4%, 36.3% and 35.1% of consolidated revenues, respectively. Sykes intends to continue its international expansion. International operations are subject to certain risks common to international activities, such as changes in foreign governmental regulations, tariffs and taxes, import/export license requirements, the imposition of trade barriers, difficulties in staffing and managing foreign operations, political uncertainties, longer payment cycles, foreign exchange restrictions that could limit the repatriation of earnings, possible greater difficulties in accounts receivable collection, potentially adverse tax consequences, and economic instability.

         Sykes conducts business in various foreign currencies and is therefore subject to the transaction exposures that arise from foreign exchange rate movements between the dates that foreign currency transactions are committed and the date that they are consummated. Sykes is also subject to certain exposures arising from the translation and consolidation of the financial results of its foreign subsidiaries. Sykes has from time to time taken limited actions to attempt to mitigate Sykes' foreign transaction exposure. However, there can be no assurance that actions taken to manage such exposure will be successful or that future changes in currency exchange rates will not have a material impact on Sykes' future operating results. Sykes does not hedge either its translation risk or its economic risk.

         There can be no assurance that one or more of such factors or other factors relating to international operations will not have a material adverse effect on Sykes' business, results of operations or financial condition.

Existence of Substantial Competition

         The markets for Sykes' services are highly competitive, subject to rapid change, and highly fragmented. While many companies provide information technology services, Sykes believes no one company is dominant. There are numerous and varied providers of such services, including firms specializing in call center operations, temporary staffing and personnel placement companies, general management consulting firms, divisions of large hardware and software companies and niche providers of information technology services, many of whom compete in only certain markets. Sykes' competitors include many companies who may possess substantially greater resources, greater name recognition and a more established customer base than it does. In addition to Sykes' competitors, the services offered by Sykes are often provided by in-house personnel. Increased competition, the failure of Sykes to compete successfully, pricing pressures, loss of market share and loss of clients could have a material adverse effect on Sykes' business, financial condition, and results of operation.

         Many of Sykes' large customers purchase information technology services primarily from a limited number of preferred vendors. Sykes has experienced and continues to anticipate significant pricing pressure from these customers in order to remain a preferred vendor. These companies also require vendors to be able to provide services in multiple locations. Although Sykes believes it can effectively meet its customers' demands, there can be no assurance that it will be able to compete effectively with other information technology services companies. Sykes believes that the most significant competitive factors in the sale of its services include quality, reliability of services, flexibility in tailoring services to client needs, experience, reputation, comprehensive services, integrated services and price.

Dependence on Senior Management

         The success of Sykes is largely dependent upon the efforts, direction and guidance of its senior management. Sykes' continued growth and success also depend in part on its ability to attract and retain skilled employees and managers and on the ability of its executive officers and key employees to manage its operations successfully. Sykes has entered into employment and non-competition agreements with its executive officers. The loss of any of Sykes' senior management or key personnel, and, in particular, John H. Sykes, Chairman of the Board and Chief Executive Officer, or its inability to attract, retain or replace key management personnel in the future, could have a material adverse effect on Sykes' business, financial condition and results of operations.

Control by Principal Shareholder and Anti-Takeover Considerations

         As of the date of this Prospectus, John H. Sykes, Sykes' Chairman of the Board and Chief Executive Officer, beneficially owned approximately 43.6% of Sykes' outstanding common stock. As a result, Mr. Sykes will be able to elect the Company's directors and determine the outcome of other matters requiring shareholder approval.

         Sykes' Board of Directors is divided into three classes serving staggered three-year terms. The staggered Board of Directors and the anti-takeover effects of certain provisions contained in the Florida Business Corporation Act and in Sykes' Articles of Incorporation and Bylaws, including the ability of the Board of Directors of Sykes to issue shares of preferred stock and to fix the rights and preferences of those shares without shareholder approval, may have the effect of delaying, deferring or preventing an unsolicited change in the control of Sykes. This may adversely affect the market price of Sykes common stock or the ability of shareholders to participate in a transaction in which they might otherwise receive a premium for their shares.

Volatility of Stock Price May Result in Loss of Investment

         Sykes common stock has experienced significant volatility since Sykes' initial public offering in April 1996. Sykes believes that market prices of information technology stocks in general have experienced volatility, which could affect the market price of Sykes' common stock regardless of Sykes' financial results or performance. Sykes further believes that various factors such as general economic conditions, changes or volatility in the financial markets, changing market conditions in the information technology industry, and quarterly or annual variations in Sykes' financial results, could cause the market price of the common stock to fluctuate substantially in the future.

Future Payment of Dividends Is Highly Unlikely

         Sykes has never declared or paid any cash dividends on its common stock. Sykes currently anticipates that all of its earnings will be retained for development and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any payments of future dividends and the amounts thereof will be dependent upon Sykes' earnings, financial requirements and other factors deemed relevant by the Board of Directors.

         Risks Associated with SHPS' Care Management Services and Employee Benefits Services

         SHPS, a wholly-owned subsidiary of Sykes, is a provider of care management services and products and employee benefits administration and support services. In addition to the risks described above, SHPS is subject to the following specific risks:

Potential Risks of Care Management Contracts

         Some SHPS' care management contracts contain "shared risk" provisions under which SHPS may be required to bear a portion of any loss in connection with such provisions. To the extent healthcare participants covered by such contracts require more frequent or extensive care than anticipated, SHPS would incur unexpected costs not offset by additional revenue, which would reduce operating margins. In the worst case, the revenue derived from such contracts may be insufficient to cover the cost of the services provided. Any such reduction or elimination of earnings could have a material adverse effect on SHPS' business, financial condition and results of operations.

Potential Legal Liability for Care Management

         Participants in the healthcare industry have become subject to an increasing number of lawsuits alleging malpractice, product liability, bad faith, ERISA liability and other legal theories, including negligence in credentialing and utilization management, many of which involve large claims and significant legal costs. SHPS, through its utilization review services, makes recommendations concerning the appropriateness of providers' proposed medical treatment of patients and, as a result, it could be subject to liability arising from any adverse medical consequences. SHPS does not grant or deny claims for payment of benefits, and SHPS does not believe that it engages in the practice of medicine or the delivery of medical services. There can be no assurance, however, that SHPS will not be subject to claims or litigation related to granting or denying claims for payment of benefits or allegations that SHPS engages in the practice of medicine or the delivery of medical services. When a patient requires guidance in retaining physician services in their area, SHPS assists them in identifying appropriate providers. To the extent that those providers are deemed to be agents of SHPS, SHPS could be subject to liability regarding adverse medical consequences or inappropriate provider selection. Additionally, due to the nature of its business, SHPS could become involved in litigation regarding the information provided telephonically by its clinical service staff, particularly in light of the emerging laws relating to telemedicine, which is the practice of performing medical diagnoses and treatment via telecommunications devices. See "-- Risks Relating to Telemedicine."

         Additionally, to the extent that SHPS' clinical service staff could be deemed a provider of medical or clinical services, SHPS could be subject to claims of licensure violations, which could result in fines, suspension or loss of the right to do business in a particular state. In Arizona, the state court of appeals held that the state board of medicine, as the entity with authority to regulate the practice of medicine in Arizona, had jurisdiction to investigate complaints against a physician arising from his decisions authorizing or denying pre-certification of medical procedures as a medical director of a health plan. As a result of its investigation, the Arizona state board of medicine issued a "letter of concern." Unlike the physician in the Arizona case, the physicians and nurses employed by SHPS do not make final decisions regarding the authorization or denial of medical treatment. However, to the extent that their duties could be viewed as comparable, the physicians and nurses employed by SHPS could be deemed to be engaged in the corporate practice of medicine and subject to discipline by the state boards of medicine and nursing through which they are licensed, which could result in substantial penalties to SHPS, including administrative penalties such as fines, reprimands, criminal penalties, or an order to cease doing business, any of which could have a material adverse effect on SHPS.

         SHPS also could incur liability as a fiduciary in respect of certain of the disability management services it provides. To reduce its exposure, SHPS maintains general liability insurance coverage up to $2.0 million in the aggregate, product liability insurance coverage up to $1.0 million in the aggregate, umbrella liability insurance coverage up to $10.0 million in the aggregate, primary occurrence errors and omissions insurance coverage up to $5.0 million in the aggregate and excess occurrence errors and omissions insurance coverage up to $5.0 million in the aggregate. There can be no assurance, however, that such insurance will be sufficient or available at a reasonable cost to protect SHPS from liability. To the extent that such insurance is insufficient or unavailable to cover the costs associated with these potential liabilities, SHPS' business or results of operations could be materially adversely affected.

Potential Legal Liability as a Benefits Administrator

         As an administrator of benefits, SHPS provides services to employers that are subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which may prevent the imposition of liability in state law claims such as malpractice or bad faith. The possibility exists that SHPS could be subject to state law claims for services provided to plans not covered by ERISA and liability for these claims could be substantial. Additionally, there can be no assurance that ERISA will not be further eroded by legal precedent or amended to modify or repeal the current limitations on liability.

         As a provider of COBRA compliance and administration services, SHPS is subject to excise taxes for noncompliance with certain provisions of COBRA. Under current federal laws, the maximum amount of such taxes that may be imposed on SHPS in any year for unintentional violations of COBRA is $2.0 million. In addition to the excise tax liability that may be imposed on SHPS, substantial excise taxes may be imposed on SHPS' customers under COBRA. Under many of SHPS' service agreements, SHPS assumes financial responsibility for the payment of such taxes or penalties assessed against a customer arising out of SHPS' failure to comply with COBRA, unless such taxes or penalties are attributable to the customer's failure to comply with the terms of its agreement with SHPS. In addition to liability for excise taxes for noncompliance with COBRA, SHPS accepts financial responsibility for certain civil and other liabilities incurred by its customers that are attributable to SHPS' failure to fulfill its obligations to its customers under its agreements. These liabilities could, in certain cases, be substantial. There can be no assurance that SHPS will not incur material liability for noncompliance with COBRA or for its failure to comply with its agreement with any customer in the future. Although SHPS maintains errors and omissions insurance coverage and such other coverages as SHPS believes are reasonable, the imposition of such liability on SHPS in excess of any available insurance coverage, or its insurer's interpretation that such liability is not covered under SHPS' insurance policy, could have a material adverse effect on SHPS.

Governmental Regulation

         The healthcare and employee benefit industries are subject to extensive and evolving regulation, both at the federal and state levels. The benefit plans administered by SHPS and its Care Management programs are subject to a variety of laws and regulations, including ERISA, COBRA, the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), federal and state confidentiality laws, Medicare as secondary payor laws and regulations, telemedicine laws, the Public Health Service Act, a number of state third party administrative laws, and state laws involving the provision of healthcare services. These laws and regulations are administered by numerous agencies, including the Department of Labor, the Department of Commerce, the Department of Health and Human Services, the Internal Revenue Service (the "IRS") and state insurance and health regulation departments.

         Where a patient requires a second opinion, one of SHPS' physician medical directors provides the patient with the names of physicians in the patient's area. The patient selects a physician and SHPS makes an appointment for the patient with the physician, and this physician evaluates the appropriateness of the care being recommended by the patient's attending physician. In doing so, the physician may order designated healthcare services which in turn must be a covered service approved by SHPS for payment. Whether such services are covered benefits is determined by the terms of the customer's benefit plan, not by SHPS. SHPS reviews the terms of its customers' benefit plans, each of which includes a process to determine which healthcare services are covered. If the ordered designated healthcare services are covered under the Medicare or Medicaid programs, the provision of the list of names of physicians or the making of a patient appointment by the medical director could be deemed a referral subject to the prohibitions against referrals to entities performing designated healthcare services in which the referring physician has a financial interest as defined in the Stark I and Stark II statutes, resulting in fines or criminal penalties, which could have a material adverse effect on SHPS.

         SHPS' customers, and not SHPS, generally pay the physicians who perform the second opinion and related services, including designated healthcare services. SHPS does not believe that under these circumstances it has a financial relationship in any entity that provides designated healthcare services which are reimbursed under the Medicare or Medicaid programs. Therefore, SHPS does not believe that the Stark II statute impacts referrals made by SHPS' medical directors in these instances.

         Occasionally, SHPS may advance payments to physicians, laboratories and x-ray facilities, which may include payment for designated healthcare services, on behalf of SHPS' customers. SHPS' customers reimburse SHPS in total for these advances. These advances may constitute a financial interest as that term is defined in Stark I and in the proposed regulations to the Stark II laws. However, SHPS believes that the advance payments to physicians do not violate the Stark I and Stark II prohibition against referrals, as the advance payments meet the proposed exception for physician services under the proposed Stark II regulations. SHPS also believes that these payments, which are authorized by SHPS' medical director, to laboratories and x-ray facilities do not violate Stark I and the Stark II proposed regulations as these advance payments meet the proposed exception for payments by physicians for items and services under the proposed Stark II regulations. However, there are, to date, no final regulations promulgated under the Stark II statute. To the extent that these actions by the medical directors could later be found to be subject to and in violation of the Stark II statute, the medical directors and SHPS could be subject to fines or criminal penalties, which could have a material adverse effect on SHPS.

         Many of these statutes and regulations impact the development of healthcare information services and interstate transmission of medical information and services. Some of the statutes and regulations governing the provision of healthcare services as well as laws relating to telemedicine and corporate practice of medicine doctrines could be construed by regulatory authorities to apply to certain of SHPS' activities. See "-- Risks Relating to Laws Governing Corporate Practice of Medicine." To the extent these statutes and regulations could be deemed applicable to SHPS, SHPS and its employees could be required to obtain additional licenses or registrations or to modify or curtail SHPS' activities, or SHPS could be subject to revocation or suspension of existing licenses or registrations or civil or criminal penalties or fines, currently as high as $10,000, any of which could have a material adverse effect on SHPS.

         Currently, 34 states require licensure or registration of entities deemed to be private utilization review agents. Frequently, these states exempt entities providing services to ERISA plans. SHPS' current clients for these services are primarily but not exclusively ERISA plans. To the extent that SHPS provides services only to ERISA plans in any given state, SHPS may be exempt from these licensure requirements. Although SHPS has voluntarily achieved licensure in the states in which SHPS has determined licensure is required, penalties for failure to achieve licensure in additional states could result in the loss of SHPS' licenses or substantial penalties to SHPS, which could have a material adverse effect on SHPS.

Risks Relating to Laws Governing Corporate Practice of Medicine

         The laws of certain states in which SHPS operates or may operate in the future do not permit business corporations to practice medicine or exercise control over physicians who practice medicine. Currently, Arkansas, California, Illinois, Iowa, Kansas, Louisiana, Massachusetts, Michigan, New Mexico, Texas, Virginia, Washington and West Virginia have some form of prohibition against the corporate practice of medicine. Although SHPS does not believe that the services it provides constitute the corporate practice of medicine, a finding that SHPS is engaged in the corporate practice of medicine in any of the foregoing states could result in loss of licensing, the need to develop relationships with physicians licensed in the states having corporate practice of medicine statutes, and civil and criminal fines, which currently range as high as $10,000, any of which could require SHPS to modify its techniques of doing business, withdraw from certain states or otherwise curtail its activities, and could have a material adverse effect on SHPS.

Risks Relating to Telemedicine

         Telemedicine is the practice of performing medial diagnosis and treatment via telecommunications devices. These technologies range from providing clinical advice over the telephone, the transmission of high resolution images (e.g., x-rays, sonograms) and the remote performance of clinical evaluations using interactive teleconferencing. As advanced telecommunications technology has become more widely available, the legal issues associated with telemedicine have become the subject of new legislation. In the past three years, legislation has been introduced to amend licensure laws related to the out of state practice of medicine and consultation. To date, 23 states have introduced or passed bills related to telemedicine, primarily regarding the licensure of out-of-state physicians and the coverage of telemedicine procedures by third party payor plans. Those states are Alabama, Arkansas, Colorado, Connecticut, Florida, Georgia, Hawaii, Illinois, Maryland, Mississippi, Montana, Nebraska, New Hampshire, New Mexico, North Carolina, North Dakota, Ohio, Oregon, Rhode Island, Utah, Virginia, Washington and West Virginia.

         Although SHPS does not believe that these laws currently impact SHPS' operations because it does not believe it engages in medical diagnosis or treatment via telecommunication devices, to the extent SHPS' services could be deemed to be telemedicine, SHPS could be subject to liability for licensure violations, violations of third party payor requirements or violations of the laws relating to the confidentiality of patient medical records, any of which could have a material adverse effect on SHPS.

Possible Adverse Effect of National and State Healthcare Reform Proposals

         The extent and type of government support for and oversight of the delivery of healthcare services, as well as the extent and type of health insurance benefits that employers are required to provide employees, have been the subject of close scrutiny and debate in recent years, both at the national and state levels, resulting in such legislation as HIPAA. Additional changes in the government programs and regulations, including requirements governing the manner by which services are delivered, and the premiums for services, the reimbursement of fees, benefits packages, parity for particular health conditions, access to particular types of healthcare providers, or the development of a modified healthcare purchasing system could have a material adverse effect on SHPS.

Reliance on Information Processing Systems and Proprietary Technology

         SHPS' business is dependent on its ability to store, retrieve, process and manage significant databases, and to periodically expand and upgrade its information processing capabilities. To facilitate the planned expansion of SHPS' existing services to accommodate its customers' needs and future regulatory requirements, SHPS intends to develop additional proprietary applications software and databases and to use commercially available database management software and computer hardware that are not currently being used by SHPS. Currently, the information processing systems and services of SHSB are provided to SHPS by The Prudential Insurance Company of America ("Prudential") pursuant to a transitional systems support services agreement. Pursuant to this agreement, Prudential is to provide such services through March 31, 1999. SHPS is currently in the process of migrating its information systems from the mainframe platform provided under this agreement to a proprietary, client server platform.

         SHPS currently estimates that the cost to migrate from a mainframe platform to a client server platform and to make its computer systems Year 2000 compliant will be approximately $5.5 million. However, any additional costs incurred in connection with such migration, delay in such migration or in becoming Year 2000 compliant, or the failure of the new systems to adequately support SHPS' operations, could materially adversely affect SHPS' business and financial results. In addition, there can be no assurance that SHPS will be able to incorporate new technology to enhance and develop its existing services.

         SHPS' computer equipment and software systems are maintained at SHPS' Arizona, Kentucky, Massachusetts, Nevada and Ohio locations. Interruption or loss of SHPS' information processing capabilities through loss of stored data, breakdown or malfunction of computer equipment and software systems, telecommunications failure or damage to SHPS' systems or the Arizona, Kentucky, Massachusetts, Nevada or Ohio locations caused by fire, hurricane, tornado, flood, lightning, electrical power outage or other disruption could have a material adverse effect on SHPS.

         SHPS' business is dependent on its continued use of proprietary software, databases and processing techniques. SHPS attempts to protect its trade secrets and other proprietary information through agreements with customers, employees and consultants. There can be no assurance that these precautions will be adequate to deter misappropriation of SHPS' proprietary software and healthcare information processing techniques.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of shares.

                              SELLING SHAREHOLDERS

         On December 29, 1998, Sykes issued 1,474,998 shares of common stock to the holders of all of the outstanding stock of Oracle Service networks Corporation ("Oracle") of London, Ontario, Canada. Oracle provides call center operations, including customer support and service applications, primarily to the financial services, telecommunications, and automotive industries, as well as care management services to the healthcare insurance industry. In connection with the business combination between Oracle and Sykes pursuant to a Combination Agreement dated December 9, 1998, the former shareholders of Oracle received 1,474,998 exchangeable shares of Oracle, which are exchangeable for 1,474,998 shares of common stock of Sykes (the "Exchangeable Shares"). Before any sale of shares by this prospectus, the former shareholders of Oracle will exchange exchangeable shares into the shares of common stock that will be sold pursuant to this prospectus. Under the terms of the Registration Rights Agreement dated December 29, 1998 entered into in connection with the business combination between Oracle and Sykes, Sykes agreed to file a registration statement under the Securities Act of 1933 to register the sale of up to two-thirds of the shares of common stock issuable to the former Oracle shareholders, and to keep such registration statement effective until December 29, 1999, or, if earlier, until all of the shares covered by this prospectus have been sold. Accordingly, 983,332 shares of common stock covered by this prospectus are being offered for sale by the former Oracle shareholders.

         The following table sets forth certain information concerning the selling shareholders:

                                                                                    Maximum
                                                      Shares Beneficially          Number of           Shares Beneficially
                                                          Owned Prior             Shares Being            Owned After
                                                        to the Offering            Offered              the Offering(1)
                                                 ------------------------------   ------------    ----------------------------
                                                     Number         Percent                           Number        Percent
                                                 ---------------- -------------                   --------------- ------------
Slemko Investment Corporation(1)...........          513,302           *            342,201           171,101          *
Stilco Investments Limited.................          474,804           *            316,536           158,268          *
Hambro Insurance Services Group PLC........          486,892           *            324,595           324,595          *
                                                                                ---------------
                  Total Shares Offered.....                                         983,332
                                                                                ===============

------------------
*Less than 1.0%

(1) The selling shareholders may sell from time to time all or a portion of the shares being offered. The amounts shown assume the sale of all the shares being offered by each selling shareholder.

(2) Gerald Slemko, the sole shareholder of Slemko Investment Corporation, served as the Chief Executive Officer of Oracle Service Networks Corporation before its acquisition by Sykes and since.

                              PLAN OF DISTRIBUTION

         The shares offered by this prospectus may be sold from time to time by the selling shareholders until December 29, 1999. Such sales may be made in the over-the-counter market, on the NASDAQ National Market or one or more exchanges, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or to one or more underwriters for resale to the public. The shares sold may be sold in one or more of the following ways:

         * a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         * purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         * an exchange distribution in accordance with the rules of such exchange;

         * ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

         *   an underwritten public offering.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. Such broker or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         Brokers or dealers may be entitled to indemnification by Sykes and the selling shareholders against certain liabilities, including liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for Sykes by Foley & Lardner, Tampa, Florida. Martin A. Traber, a partner of Foley & Lardner, owns 2,250 shares of Sykes common stock.

                                     EXPERTS

         The consolidated financial statements of Sykes Enterprises, Incorporated (Sykes) at December 31, 1998, and for the year then ended, incorporated by reference in the Sykes Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Sykes Enterprises, Incorporated at December 31, 1996 and 1997, and for each of the two years in the period ended December 31, 1997, incorporated by reference in Sykes Form 10-K for the year ended December 31, 1998, in this registration statement, have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon incorporated by reference therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement we filed with the SEC relating to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information described in the registration statement. For further information, you should refer to the registration statement.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC automatically will update and supercede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the common stock:

         1.   Annual Report on Form 10-K for the year ended December 31, 1998;

         2.   Current Report on Form 8-K filed January 12, 1999;

         3.   Current Report on Form 8-K filed January 21, 1999;

         4.   Current Report on Form 8-K filed February 3, 1999;

         5.   Current Report on Form 8-K/A filed March 12, 1999;

         6. Proxy Statement dated April 1, 1999, for the 1999 Annual Meeting of Shareholders; and

         7. The description of the common stock set forth in the Registration Statement of Form 8-A dated April 19, 1996.

         We will provide any of these filings to each person, including any beneficial owner, to whom a prospectus is delivered. You may request these filings at no cost by writing us at 100 N. Tampa Street, Suite 3900, Tampa, Florida 33602, attention Chief Financial Officer, or by telephone at (813) 274-1000.

         You should rely only on the information provided in this prospectus or incorporated in this prospectus by reference. We have not authorized anyone else to provide you with different information. This prospectus only may be used where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.


============================================================       =========================================================
No dealer, salesperson or any other person has been
authorized to give any information or to make any
representation other than those contained in this
Prospectus  in  connection  with  the  offer  made  by this                             983,332 Shares
Prospectus  and,  if  given or made,  such  information  or
representation  must  not be  relied  upon as  having  been
authorized by the Company,  the Selling Shareholders or any
underwriter.  This  Prospectus does not constitute an offer                    SYKES ENTERPRISES, INCORPORATED
to  sell,  or a  solicitation  of any  offer  to  buy,  any
securities other than the shares of Common Stock offered by
this Prospectus, nor does it constitute an offer to sell or
a solicitation of an offer to buy such shares of
Common  Stock in any  circumstances  in which such offer or                              Common Stock
solicitation  is  unlawful.  Neither  the  delivery of this
Prospectus  nor any sale made  hereunder  shall,  under any
circumstances,  create any implication  that there has been
no  change in the  affairs  of the  Company  since the date
hereof or that the information  contained herein is correct
as of any time subsequent to the date hereof.

             ---------------------------------                                    -------------------------

                     TABLE OF CONTENTS                                                    PROSPECTUS
             ---------------------------------                                    -------------------------

                                                     Page

Sykes..................................................1
Risk Factors...........................................2
Use of Proceeds.......................................11
Selling Shareholders..................................12
Plan of Distribution..................................12
Legal Matters.........................................13
Experts...............................................13
Where We Can Find More Information....................13

                                                                                         May __, 1999

============================================================       =========================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         Securities and Exchange Commission filing fee.................. $ 7,398
         Accountants' fees and expenses.................................   5,000
         Legal fees and expenses........................................  10,000
         Registrar and Transfer Agent's fees and expenses...............     500
         Printing expenses..............................................   5,000
         Miscellaneous..................................................   2,102
                                                                         -------
                                             Total...................... $30,000
                                                                         =======

--------------------------

         All of the fees, costs and expenses set forth above will be paid by Sykes. Other than the SEC filing fee, all fees and expenses are estimated.

Item 15. Indemnification of Directors and Officers.

         The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

         Sykes' Articles of Incorporation and Bylaws provide that Sykes shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, Sykes may enter into Indemnification Agreements with its directors and executive officers in which Sykes may agree to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

         The indemnification provided by the Florida Act and Sykes' Articles of Incorporation and Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

         Sykes has a standard policy of directors' and officers' liability insurance covering directors and officers of the corporation with respect to liabilities incurred as a result of their service in such capacities, which may extend to, among other things, liability arising under the Securities Act of 1933.

Item 16. Exhibits.

    Exhibit
    Number                           Exhibit Description
    -------                          -------------------

      4.1 Registration Rights Agreement dated December 29, 1998 among Sykes and the shareholders of Oracle Service Networks Corporation.

      5.1     Opinion of Foley & Lardner.

     23.1     Consent of Foley & Lardner (included in Exhibit 5.1).

     23.2     Consent of Ernst & Young LLP.

     23.3     Consent of PricewaterhouseCoopers, LLP.

     24.1 Power of Attorney relating to subsequent amendments (included on the signature page of this Registration Statement).

--------------------

Item 17. Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (5) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 4th day of May, 1999.


                                    SYKES ENTERPRISES, INCORPORATED


                                    By:   /s/ Scott J. Bendert
                                       -----------------------------------------
                                        Scott J. Bendert
                                        Senior Vice President-Finance, Treasurer
                                        and Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints John H. Sykes and Scott J. Bendert, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all Registration Statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.


         Signature                                            Title                                        Date
         ---------                                            -----                                        ----


/s/ John H. Sykes                           Chairman of the Board, Chief Executive                       May 4, 1999
------------------------------------        Officer and Director (Principal Executive
John H. Sykes                               Officer)

/s/ Scott J. Bendert                        Senior Vice President-Finance, Chief                         May 4, 1999
------------------------------------        Financial Officer and Treasurer (Principal
Scott J. Bendert                            Financial and Accounting Officer)

/s/ Gordon H. Loetz                         Vice Chairman of the Board and Director                      May 4, 1999
------------------------------------
Gordon H. Loetz

/s/ Furman P. Bodenheimer, Jr.              Director                                                     May 4, 1999
------------------------------------
Furman P. Bodenheimer, Jr.

/s/ H. Parks Helms                          Director                                                     May 4, 1999
------------------------------------
H. Parks Helms

/s/ Iain A. Macdonald                       Director                                                     May 4, 1999
------------------------------------
Iain A. Macdonald

/s/ Linda McClintock-Greco                  Director                                                     May 4, 1999
------------------------------------
Linda McClintock-Greco

/s/ Ernest J. Milani                        Director                                                     May 4, 1999
------------------------------------
Ernest J. Milani

/s/ Adelaide A. Sink                        Director                                                     May 4, 1999
------------------------------------
Adelaide A. Sink

/s/ R. James Stroker                        Director                                                     May 4, 1999
------------------------------------
R. James Stroker


                                  EXHIBIT INDEX

    Exhibit
    Number                           Exhibit Description
    -------                          -------------------

      4.1 Registration Rights Agreement dated December 29, 1998 among Sykes and the shareholders of Oracle Service Networks Corporation.

      5.1     Opinion of Foley & Lardner.

     23.1     Consent of Foley & Lardner (included in Exhibit 5.1).

     23.2     Consent of Ernst & Young LLP.

     23.3     Consent of PricewaterhouseCoopers, LLP.

     24.1 Power of Attorney relating to subsequent amendments (included on the signature page of this Registration Statement).